Exhibit 99.1

Genasys Inc. Reports Fiscal Fourth Quarter and

Full Year 2021 Financial Results

Achieves Record Revenue of $47 Million and Backlog of $36 Million

SAN DIEGO, CA – November 22, 2021 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help protect and keep people safe, today announced record fiscal fourth quarter and fiscal year revenue and record fiscal year backlog in its financial results for the fiscal year ended September 30, 2021.

“Our fiscal year 2021 was a year of solid performance with a significant level of investment to position us for future growth in our emerging Software as a Service (SaaS) business,” said Richard S. Danforth, Chief Executive Officer of Genasys, Inc. “Our fiscal fourth quarter revenue grew by 8% to $15.0 million, and full-year revenue grew 9% to $47.0 million, continuing our track record of revenue growth over the past five years. We ended the fiscal year with a record backlog of $36.1 million, up 217% from fiscal year 2020, a solid balance sheet, and no debt, positioning Genasys for continued growth.

“We have seen a resoundingly positive reaction to our SaaS solutions, as evidenced by the announced contract awards in fiscal year 2021,” Mr. Danforth continued. “In the past 12 months, the Genasys SaaS platform was launched in the United States, Canada, and Mexico to provide life-saving information for more than ten million people. We now are pursuing a wide range of global opportunities across multiple industry sectors and are excited about the growth that lies ahead for our business.”

Mr. Danforth concluded, “With our strategic investments over the past 18 months, including the acquisitions of Zonehaven™ and Amika Mobile, Genasys has created the industry’s only unified hardware and software Critical Communications platform. As a result, we are evolving from a pure hardware business towards an increasingly SaaS model. As we execute our strategy, we will make key investments in staffing and resources that will increase our operating expenses in fiscal year 2022. These investments in growth are expected to materially shift our revenue mix to a higher SaaS contribution with SaaS bookings anticipated to grow year-over-year by more than 50%.”

Business Outlook

Commenting on the outlook for fiscal year 2022, Mr. Danforth stated, “We anticipate fiscal 2022 will be another year of record revenue. Operating expenses are forecast to increase year-over-year by $9.0 - $11.0 million, reflecting the additional strategic growth spending to accelerate SaaS revenues. As our business grows, we expect our model to deliver increasing SaaS revenue and margin expansion after making the investments to support our future growth.”

Select Fiscal Year 2021 Highlights

●	Completed acquisitions of software providers, Amika Mobile and Zonehaven

●	Established international offices in Dubai and Singapore

●	Continued momentum in software services sales

–	Launched next generation National Emergency Warning System (NEWS) service in Australia under multi-year contracts

–	Received multi-year Genasys Emergency Management (GEM) contract from global automobile manufacturer for its operations in North America

–	Awarded multi-year GEM contract from Riverside County, CA

–	Received multi-year Zonehaven evacuation management contracts from California counties

–	Provided critical communications coverage for more than 35 million residents in the U.S., Canada, Mexico, and Australia through GEM, Integrated Mass Notification Systems (IMNS), Zonehaven, and NEWS

●	Recorded another strong year of hardware sales

–	Received $28.0 million in follow-on Acoustic Hailing Device (AHD) program of record orders from the U.S. Army

–	Announced $9.0 million U.S. Army mobile mass notification systems order

–	Awarded U.S. Navy Small Business Investment Research program research and development project

–	Received $7.7 million in U.S. defense orders

–	Announced $6.4 million in LRAD® AHD law enforcement, homeland security and mass notification systems orders

–	Received $1.0 million in infrastructure protection and wildlife preservation orders

Fiscal Fourth Quarter 2021 Financial Summary

Fiscal fourth quarter revenue was $15.0 million, an increase from $14.0 million in the prior year quarter. Higher backlog entering the fourth quarter of fiscal 2021, compared with the prior year period, contributed to the record revenues.

Gross profit margin was 51.2%, compared with 54.0% in the fourth quarter of fiscal 2020. The decrease as a percentage of revenue was primarily attributable to increased costs associated with continued investment in personnel to support the growth of our software products, including the addition of engineering personnel from Zonehaven.

Operating expenses were $7.0 million, up 56% from $4.5 million in the same period a year ago, largely due to a 74% increase in selling, general and administrative expenses, primarily related to the Amika Mobile (now Genasys Communications Canada) and Zonehaven acquisitions.

Net income in the quarter was $0.8 million, or $0.02 per diluted share, compared with $9.4 million, or $0.27 per share, in the fourth quarter of fiscal 2020. The fourth quarter of fiscal 2020 included a non-cash income tax benefit of $6.4 million related to the $7.1 million release of a portion of the valuation allowance against deferred tax assets.

Fiscal Year 2021 Financial Summary

Revenue for fiscal 2021 was $47.0 million, an increase of 8% from $43.0 million in fiscal 2020. Revenue grew primarily due to 12% and 71% increases in AHD and software revenue, respectively, offset by a 44% decrease in IMNS revenue, compared with the prior fiscal year.

Gross profit margin was 49.8%, 280 basis points lower from 52.6% in fiscal 2021. The decrease as a percentage of revenue was primarily attributable to increased costs associated with continued investment in personnel to support the growth of our SaaS products, including the addition of engineering personnel from the acquisitions.

Operating expenses were $22.3 million, up 35% from $16.6 million in the same period a year ago, largely due to planned increases in selling, general and administrative expenses and the acquisitions.

Net income for fiscal year 2021 was $0.7 million, or $0.02 per diluted share, compared with $11.2 million, or $0.35 per diluted share, in fiscal 2020. The decrease was due to increased selling, general and administrative expenses, which was partially offset by higher gross profit. The fiscal year ended September 30, 2020, included a non-cash income tax benefit of $5.7 million related to the release of a portion of the valuation allowance against deferred tax assets.

Adjusted EBITDA was $4.1 million for the fiscal year ended September 30, 2021, compared with $7.8 million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $20.7 million on September 30, 2021, compared with $31.4 million on September 30, 2020.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, backlog and bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal year 2021 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:

https://www.webcaster4.com/Webcast/Page/1375/43624

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys™ is a global provider of critical communications systems and solutions that help protect and keep people safe. Genasys provides a multichannel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company's unified critical communications platform includes Genasys Emergency Management (GEM) software-as-a-service, Integrated Mass Notification Systems (IMNS), Zonehaven™ emergency evacuation resources, National Emergency Warning Systems (NEWS), LRAD® long-range voice broadcast systems, and more.

Genasys systems are in service in more than 100 countries in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	September 30,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$13,167	$23,319
Short-term marketable securities	5,686	4,265
Restricted cash	279	282
Accounts receivable, net	7,682	5,442
Inventories, net	6,416	5,949
Prepaid expenses and other	2,255	860
Total current assets	35,485	40,117
Long-term marketable securities	1,875	3,805
Long-term restricted cash	1,082	395
Deferred tax assets, net	8,039	11,095
Property and equipment, net	1,755	1,930
Goodwill	23,834	2,472
Intangible assets, net	12,804	943
Operating lease right of use asset	4,862	5,285
Prepaid expenses and other - noncurrent	392	125
Total assets	$90,128	$66,167

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,160	$1,370
Accrued liabilities	14,111	7,880
Notes payable, current portion	296	300
Operating lease liabilities, current portion	899	771
Total current liabilities	17,466	10,321

Notes payable, less current portion	-	18
Other liabilities, noncurrent	995	293
Operating lease liabilities, noncurrent	5,709	6,395
Total liabilities	24,170	17,027

Total stockholders' equity	65,958	49,140
Total liabilities and stockholders' equity	$90,128	$66,167

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands except per share amounts)

	Three months ended		Years ended
	September 30,		September 30.
	2021	2020	2021	2020
	(unaudited)	(unaudited)

Revenues	$15,047	$13,981	$47,003	$43,010
Cost of revenues	7,348	6,425	23,577	20,371
Gross profit	7,699	7,556	23,426	22,639

Operating expenses:
Selling, general and administrative	5,493	3,160	17,424	12,044
Research and development	1,502	1,321	4,918	4,554
Total operating expenses	6,995	4,481	22,342	16,598

Income from operations	704	3,075	1,084	6,041
Other income and expense, net	(5)	(75)	54	127
Income before income taxes	699	3,000	1,138	6,168
Income tax (benefit) expense	(72)	(6,448)	434	(5,706)
Net income	$771	$9,448	$704	$11,874

Net income per common share:
Basic	$0.02	$0.28	$0.02	$0.36
Diluted	$0.02	$0.27	$0.02	$0.35

Weighted average common shares outstanding:
Basic	36,222	33,512	34,409	33,221
Diluted	37,252	34,589	35,589	34,092

Reconciliation of GAAP measures to non-GAAP measures

Net income	$771	$9,448	$704	$11,874
Other income and expense, net	5	75	(54)	(127)
Income tax (benefit) expense	(72)	(6,448)	434	(5,706)
Depreciation and amortization	644	180	1,597	800
Share based compensation	468	204	1,424	980
Adjusted EBITDA	$1,816	$3,459	$4,105	$7,821